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Ford Extends Tax Benefit Preservation Plan
DEARBORN, Mich., Sept. 11, 2015 – The Board of Directors of Ford Motor Company [NYSE: F] approved a three-year extension of Ford’s current tax benefit preservation plan, which is designed to preserve Ford’s substantial tax assets. The current plan, originally adopted in September 2009 and amended in September 2012, was scheduled to expire on September 30, 2015. The extension approved by the Board of Directors extends the final expiration date of the plan to September 30, 2018.
The purpose of the plan is to protect shareholder value by safeguarding significant tax assets. It is similar to tax benefit preservation plans adopted by many other public companies with significant tax attributes.
At year-end 2014, Ford had tax attributes, including net operating losses and tax credit carry forwards, that would offset more than $15 billion of taxable income. Ford can utilize these tax attributes in certain circumstances to offset taxable income and reduce its federal income tax liability.
Ford’s ability to use the tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code and Internal Revenue Service rules. As part of the plan, in 2009 the Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of its common stock and Class B stock. The preferred share purchase rights would only be activated if triggered by the plan.
As a continuation of the current plan, if any person or group acquires 4.99 percent or more of the outstanding shares of common stock (subject to certain exceptions), there would be a triggering event under the plan resulting in significant dilution in the ownership interest of such person or group in Ford stock. The dilution would result from all other common stockholders being entitled to purchase additional shares of common stock at a substantial discount or, in lieu thereof, Ford’s Board of Directors electing to exchange each preferred share purchase right for one share of common stock.
Ford’s Board of Directors has the discretion to exempt any acquisition of common stock from the provisions of the tax benefit preservation plan. The plan may be terminated by the Board at any time prior to the preferred share purchase rights being triggered.
The preferred share purchase rights will expire upon the earliest to occur of:

•	The close of business on Sept. 30, 2018 (unless that date is advanced or extended by the Board);

•	The time at which these preferred share purchase rights are redeemed or exchanged under the plan;

•	The final adjournment of Ford’s 2016 annual meeting of shareholders if shareholder approval of the plan has not been received prior to that time;

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•	The repeal of Section 382 or any successor statute, if Ford’s Board of Directors determines that the plan is no longer necessary for the preservation of tax attributes; or

•	The beginning of a taxable year of the company to which the Board determines that no tax attributes may be carried forward.
Additional information regarding the tax benefit preservation plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A/A that Ford is filing with the Securities and Exchange Commission.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 195,000 employees and 66 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.

Contacts:	Media:	Equity Investment Community:	Fixed Income Investment Community:	Shareholder Inquiries:
	Whitney Eichinger	Erik Eliason	Stephen Dahle	1.800.555.5259 or
	1.313.390.5565	1.313.594.0613	1.313.621.0881	1.313.845.8540
	weiching@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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